Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
April 26, 2017

Thank you, Bill, good morning!

TrinityRail’s performance for the first quarter met our expectations. The Leasing Group delivered a solid financial performance in the first quarter, increasing total operating profit by 14.6% year-over-year. Lease fleet growth, high lease fleet utilization, and continued disciplined cost management initiatives contributed to the quarter’s results. Our owned and managed lease fleet now stands at more than 105,000 railcars, providing Trinity with a solid level of earnings stability as we continue to confront challenging railcar market fundamentals. Our Rail Group achieved a 10.6% operating margin on deliveries of 3,770 railcars. As anticipated, production volumes were almost 50% less during the quarter, compared with both the first and fourth quarters of 2016. Our team did a good job transitioning to lower volumes.

Market fundamentals improved slightly during the first quarter, however, it is too early to declare a market recovery. Train speeds continued their slow descent off last year’s highs and dwell times increased slightly thereby increasing railcar cycle times. Idle railcars fell for the third straight quarter, although the oversupply in many railcar categories remains significant. The upward trend in railcar loadings is encouraging, but needs to be sustained for an extended period of time to return to 2014 levels. While there appears to be optimism from our customers about the direction of our economy, it has yet to translate to meaningful new capital investments.

I am very pleased with the Leasing Group’s operating performance during the first quarter of 2017. On a year-over-year basis, leasing and management services revenues and profit from operations increased 4.9% and 21.8%, respectively, on high fleet utilization and new fleet additions of 1,730 leased railcars, partially offset by lower average lease rates. As expected, we did not sell any leased railcars during the first quarter. The scale and diversification of our owned and managed lease fleet of 105,455 railcars are providing a valuable base of earnings and cash flow to the company as railcar manufacturing profits decline. Our owned and partially-owned portfolio of leased railcars, which has a book value of approximately $6 billion, excluding deferred profit, is well positioned for solid performance in the current railcar market.

Lease fleet utilization in the first quarter increased slightly year-over-year to 97.5%, about the same as the fourth quarter of 2016. We continue to focus on maintaining high lease fleet utilization while growing the fleet in 2017. While the lease pricing environment is still weak, there appears to be firming in lease renewal rates at existing pricing levels. Only as the over-supply of idle railcars in the industry are placed back into service will we then begin to see lease rate improvement in existing leased railcars. With an average remaining lease term of 3.5 years, lease expirations in 2017 and 2018 are within a manageable range that is consistent with prior years. At the end of the first quarter, our committed leased railcar backlog stood at 7,930 railcars with a value of approximately $720 million.

Lease fleet maintenance and regulatory compliance costs, while up slightly compared with the fourth quarter, decreased 35% year-over year. However, during the course of the year as we do more regulatory compliance work, and railcar service is performed for remarketed railcars, maintenance and regulatory compliance costs may increase. While our expectation is that railcar leasing fundamentals will remain challenging in 2017, our operating guidance reflects relatively stable profit from leasing operations.

For 2017, we anticipate leased railcar sales of between $300 and $350 million, a slight reduction in the high end of our previous guidance. During the year, we will continue to balance investment demand from institutional investors with the growth of our wholly-owned lease fleet.

Order levels for newly built railcars during the first quarter, both industrywide and for our Rail Group, continued to reflect weak industry conditions. During the quarter, the industry received orders for approximately 4,815 railcars, well below the estimated replacement rate for the North American fleet. Trinity’s Rail Group received orders of 970 railcars in the first quarter from industrial shippers, railroads and leasing companies. Our order level for the quarter was reflective of the very weak inquiry levels we described on our February earnings call. While we have seen recent improvement in inquiries, we have yet to see these inquiries turn into meaningful order levels. Again, I would not expect to see a meaningful increase in orders for new railcars until there is a meaningful improvement in economic growth and the overhang of existing railcars is absorbed. The average selling price of orders received improved during the first quarter due to product mix, but competitive pricing pressure remains strong.

We are encouraged, though, by the improving fundamentals in the frac sand market. The number of idle small cubed covered hoppers has dropped significantly in recent months. Stable oil prices, modest improvement in drilling activity and increased sand usage in existing wells are causing these railcars to be placed back into service much sooner than previously anticipated. As we disclosed previously, we reached agreements with several frac sand customers with orders in our backlog to defer delivery of their railcars to later dates. Those same customers have recently begun to inquire about pulling railcars forward from the backlog for earlier delivery, and we have confirmed delivery in 2017 for some of these orders. We are in the process of adjusting our production plans to accommodate these requests. At the end of the first quarter, we had 7,600 railcars in backlog for frac sand service, of which 60% are scheduled for delivery to our lease fleet.

Our order backlog for new built railcars at the end of the first quarter totaled 26,420 railcars and was valued at approximately $2.7 billion. During the first quarter, TrinityRail delivered 3,770 railcars. Based on orders received during the first quarter, the acceleration of certain frac sand deliveries, and current inquiry levels, we now anticipate full year 2017 deliveries of between 15,000 and 16,000 railcars compared to our previous delivery guidance of between 14,000 and 15,000 railcars. At the end of the first quarter, approximately 91% of the mid-point of our new delivery guidance for 2017 was filled with either sold or leased railcars.

As anticipated, significantly lower production volumes and weaker pricing contributed to a 10.6% operating margin in the first quarter compared to 18.6% last year. For the full year 2017, we now expect Rail Group revenues and operating margin of $1.7 billion and 8% respectively. For the second quarter, we anticipate operating margins to decline relative to the first quarter. Our margin guidance, year-over-year, reflects lost operating leverage due to the 45% decline in production. I am confident in the ability of our operations team to optimize our production footprint and to remain flexible to accommodate potential improvement in demand.

In summary, TrintyRail’s performance during the first quarter reflects the strength of our integrated railcar manufacturing, leasing and services business model and our operating and financial flexibility. In the current market environment, we expect to continue focusing on optimizing our production efficiency, controlling costs and maintaining high lease fleet utilization. At the same time, we are investing in the growth of our lease fleet, product development and manufacturing processes and systems to continue elevating TrinityRail’s performance.

I will now turn it over to James for his remarks.